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                                                                   Exhibit 10.35
                               NEW YORK UNIVERSITY

                       INTERNATIONAL CANINE GENETICS, INC.

                               RESEARCH AGREEMENT

         THIS AGREEMENT is entered into as of the _______ day of October, 1995, by and between International Canine Genetics, Inc. (hereinafter referred to as the "Sponsor"), with offices located at 271 Great Valley Parkway, Malvern, PA 19355 and New York University , a non-profit, educational institution having corporate powers under the laws of the State of New York (hereinafter referred to as the "University") with offices located at 70 Washington Square South, New York, NY 10012.

                                   WITNESSETH:

         WHEREAS, the effort contemplated by this Agreement is of mutual interest and benefit to the University and to the Sponsor, will further instructional and/or research objectives of the University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may result in benefits to both the Sponsor and the University through inventions, improvements, and/or discoveries; and

         WHEREAS, the University and the Sponsor are entering into this Agreement in connection with a certain Exclusive License Agreement by and among Cornell Research Foundation, Inc., The University of Medicine and Dentistry of New Jersey, the New York University School of Medicine and the Sponsor, executed as of even date herewith and attached hereto as Exhibit A (the "License Agreement").

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

1.       Definitions.

                  1.1 "Project" shall mean the work funded under this Agreement as described in the Research Plan (the "Research Plan"), attached hereto as Exhibit B and made a part hereof.

                  1.2 "Intellectual Property" shall mean individually and collectively all inventions, improvements and/or discoveries, including deliverable software, if any, and biological materials, antigens and antibodies which are conceived and first reduced to practice in the performance of the Project.

                  1.3 "Sponsor Intellectual Property" shall mean Intellectual Property conceived and first reduced to practice solely by one or more employees of the Sponsor.


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                  1.4      "University Intellectual Property" shall mean
                           Intellectual Property conceived and first reduced to practice solely by one or more employees of the University.

                  1.5 "Jointly Owned Intellectual Property" shall mean Intellectual Property conceived and first reduced to practice jointly by one or more employees of the University and by one or more employees of the Sponsor.

                  1.6 "Confidential Information" shall mean any knowledge or information concerning the conduct and details of the business of the Sponsor including, but not limited to, the names of customers and suppliers, financial condition, business plans, marketing strategies and other information treated as confidential by the Sponsor and marked as such.

2. Work. The University shall commence the Project promptly after the date of this Agreement and shall use good faith efforts to perform the Project in accordance with the terms of this Agreement and the Research Plan.

3. Principal Investigator and other Key Personnel. The following individual is identified as the Principal Investigator for the performance of the Project:

                             Principal Investigator:   Dr. Bernard G. Steinetz

         If for any reason the Principal Investigator designated from time to time by mutual agreement by the parties becomes unable to continue the Project, the University and the Sponsor shall attempt to agree upon a successor within fifteen (15) days. If the parties are unable to so agree upon a successor, this Agreement may be terminated in accordance with Article 11, Termination, without prior notice.

4. Period of Performance. The period of performance of the Project will be October 1, 1995 through September 30, 1996 (the "Period of Performance").

5.       Reports and Conferences.

                  5.1 The University shall furnish the Sponsor detailed written quarterly reports during the Period of Performance under this Agreement summarizing the work conducted. A final such report setting forth the accomplishments and significant findings shall be submitted by the University within ninety (90) days of the expiration or earlier termination of this Agreement.

                  5.2 During the Period of Performance under this Agreement, representatives of the University will meet with representatives of the Sponsor at times and places mutually agreed upon to discuss the progress and results of the Project, as well as ongoing plans and possible changes to the Project.

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                  5.3      Technical reports prepared by the University and
                           delivered to the Sponsor shall be the property of the University and the Sponsor agrees that it will not, directly or indirectly, use, communicate, disclose or divulge to any natural person or any entity the information contained in such reports; provided, however, that such reports may be copied and used by the Sponsor in connection with its research and in the ordinary course of its business. The Sponsor shall ensure that the University's copyright notice appears on all copies of technical reports reproduced.

6.       Costs and Payments.

                  6.1 As compensation to University for work to be performed on the Project during the Period of Performance under this Agreement, Sponsor will pay University the total sum of $48,000 (the "Project Costs") payable in four (4) equal consecutive quarterly installments of $12,000 each, commencing upon the effective date of this Agreement and due and payable quarterly.

                  6.2 Nothing in this Agreement shall be interpreted to prohibit University (or the Principal Investigator) from obtaining additional financing or research grants for the Project from government agencies, which grants or financing may render all or part of the Project and the results thereof subject to the patent rights of the U.S. Government and its agencies, as set forth in Title 35 U.S.C Section 200 et seq.

                  6.3 The Sponsor shall not be liable for any costs of the University incurred in the Project in excess of the Project Costs unless additional work is mutually agreed to by both parties.

7. Equipment. Title to any equipment purchased or manufactured by the University with funds provided hereunder in the performance of the Project shall vest in the University.

8. Publicity. Neither party shall use the name of the other party, nor that of any member of the other's staff, in any publicity, advertising, or news release without the prior written approval of the other party except that the University may reference Sponsor's support of the Project in any scientific publication.

9.       Publications.

                  9.1 Should the Principal Investigator desire to disclose publicly, in writing or by oral presentation, the results of the Project, the Principal Investigator shall notify the Sponsor and the University in writing of his or her intention at least thirty (30) days before submission or other public disclosure. The Principal Investigator shall include with such notice a description of the oral presentation or, in the case of a manuscript or other proposed written disclosure, a current draft of such written disclosure. The Sponsor may request the University, no later than ten (10) days following the receipt of such notice, to file a patent, copyright or other application

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related to University Intellectual Property or Jointly Owned Intellectual
Property contained in such disclosure. All such filings shall be subject to the provisions of Article 10 of this Agreement. Upon receipt of such request, the University and the Principal Investigator shall arrange a delay in such public disclosure for a maximum period of sixty (60) days, or if earlier, until filing of a patent application, copyright or other application by the University.

                  9.2 The Sponsor will be given full credit and acknowledgment for the support provided to the University in any publication resulting from the Project.

10.      Intellectual Property.

                  10.1 All rights and title to University Intellectual Property shall vest in the University.

                  10.2 All rights and title to Sponsor Intellectual Property shall vest in the Sponsor.

                  10.3 All rights and title to Jointly Owned Intellectual Property shall vest jointly in the University and in the Sponsor.

                  10.4 The University and the Sponsor shall provide a complete written disclosure to each other of any Intellectual Property resulting from the Project ("Intellectual Property Report"). The Sponsor, in its sole discretion, may request the University to file and prosecute any patent application, domestic or foreign, or application for other protection directed to such Intellectual Property at any time during the term of this Agreement, including any extensions and renewals thereof. The Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of such applications, including reasonable legal fees, filing and maintenance fees and other governmental charges. The Sponsor shall cooperate with the University to assure that such applications will cover, to the best of the Sponsor's knowledge, all items of commercial interest and importance. While the University shall be responsible for making decisions regarding the scope and content of such applications, the Sponsor and the University shall jointly select legal counsel to prepare such filings and to review and provide input thereto prior to filing in sufficient time for the Sponsor to comment. The University shall keep the Sponsor advised as to all developments with respect to such applications and shall promptly supply to the Sponsor copies of all papers received and filed in connection with the prosecution thereof in sufficient time for the Sponsor to comment.

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                  10.5     If the Sponsor requests a license in any item of
                           University Intellectual Property or Jointly Owned Intellectual Property, in consideration of Sponsor's funding of the Project, University grants Sponsor a first option to negotiate to acquire such license and to make, have made, use and sell products using or incorporating such Intellectual Property. The University and Sponsor will negotiate in good faith a license agreement which contains reasonable payments, royalties, and minimum royalties and which, with respect to Jointly Owned Intellectual Property, takes into account the existing co-ownership interest of Sponsor. In the event that the University and the Sponsor fail, after good faith negotiations, to enter into a written license agreement after the expiration of 180 days from the earlier of the date of (i) Sponsor's request for such license, or (ii) Sponsor's request that the University file and prosecute a patent application with respect to such item of Intellectual Property, the University shall have the right to offer such license to a third party. In addition to the foregoing, the University will not offer any third party any license with respect to any item of University Intellectual Property relating to the detection of canine pregnancy or Jointly Owned Intellectual Property unless a license having the same terms and conditions has been offered to and refused by the Sponsor. Upon receipt of notice of such an offer, the Sponsor shall have 14 days to accept or reject such offer. In the event that Sponsor elects to reject such offer, the University shall have the right to enter into a license agreement with a third party upon the same terms and conditions as were first offered to Sponsor. In the event that Sponsor elects to accept the offer, the University and the Sponsor shall use good faith efforts to execute a written license agreement with respect thereto within 60 days after the date of the Sponsor's notice of acceptance. In the event that the parties fail, after good faith negotiations, to enter into a written agreement within such 60 day period, the University shall have the right to offer such license to a third party and Sponsor shall have no further rights or options in such Intellectual Property. This provision shall survive the term of this Agreement for a period of five (5) years.

11. Termination. This Agreement may be terminated at any time by either party as a result of a material breach of this Agreement by the other party after giving the other party thirty (30) days written notice of termination.

12. Copyright. Copyright to materials, including computer software, first created by the University during the performance of the Project shall vest in either the author or the University in accordance with the University's policy on copyrights. The licensing of such materials by Sponsor shall be governed by the provisions of Section 10.5 hereof.

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13.      Independent Contractor.

                  13.1 In the performance of the Project the University shall be deemed to be and shall be an independent contractor and, as such, the University shall not be entitled to any benefits applicable to employees of the Sponsor.

                  13.2 Neither party is authorized or empowered to act as an agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

14.      Insurance, Indemnifications and Warranties.

                  14.1 Sponsor shall indemnify, defend and hold harmless University and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any activities carried out pursuant to this Agreement.

                  14.2 Sponsor's indemnification obligation under 14.1 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of any such Indemnitee.

                  14.3 Sponsor agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

                  14.4 The University makes no warranties, express or implied, as to the merchantability or fitness for a particular purpose of the Project or any invention or results thereof.

15. Confidentiality. The University agrees that it will not, directly or indirectly, use, communicate, disclosure or divulge to any natural person or any entity, any Confidential Information which it may have acquired, no matter from whom or in what manner, heretofore or hereafter, unless such data has already been published or publicly disclosed by the Sponsor. The University acknowledges that a breach of this provision may result in irreparable injury to the Sponsor and that in such event, the Sponsor shall be entitled to all remedies available to it at law or in equity, including injunctive relief.

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16.      Force Majeure. Neither party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is reasonably beyond such failing party's control, or by reason of any of the following, each of which is reasonably beyond such party's control: labor disturbances or labor disputes, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, floods, earthquakes, acts of God, energy or other conservation measures, explosion, failure of utilities, mechanical breakdowns, material shortages or disease.

17. Assignment. This Agreement shall not be assigned by the University without the prior written consent of the Sponsor. This Agreement shall not be assigned by the Sponsor without the prior written consent of the University, which consent shall not be unreasonably withheld, provided, however, that this Agreement may be assigned by Sponsor to Sponsor's successor in business. The Sponsor shall give the University notice of any transfer by the Sponsor to a successor in business. This Agreement shall be binding upon all successors and permitted assigns.

18. Agreement Modification. Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

19. Notices. Notices, invoices, elections, communications, and payments hereunder shall be deemed made if given by registered or certified mail, postage prepaid and addressed to the party to receive such notice, invoice, or communication at the address given below or such other address as may hereafter be designated by notice in writing.

             If to the Sponsor:       Michael Brown
                                      Director, Diagnostic Development
                                      International Canine Genetics, Inc.
                                      271 Great Valley Parkway
                                      Malvern, PA  19355

             If to the University:
             Contractual:             New York University Medical Center
                                      550 First Avenue
                                      New York, NY   10016
                                      Attn: Isaac T. Kohlberg
                                         Vice President for Industrial Liaison

                                       and

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                                      Office of Legal Counsel
                                      New York University
                                      Bobst Library
                                      70 Washington Square South
                                      New York, NY   10012
                                      Attn: Annette B. Johnson
                                            Senior Counsel for
                                            Medical Center Affairs

                  Payments:           New York University Medical Center
                                      550 First Avenue
                                      New York, NY   10016
                                      Attn: Isaac T. Kohlberg
                                          Vice President for Industrial Liaison

         This Agreement is the complete agreement of the Sponsor and the University with regard to the subject matter herein and supersedes all prior understandings regarding the Project.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have caused these presents to be executed in duplicate on the dates indicated below.

UNIVERSITY                          INTERNATIONAL CANINE GENETICS, INC.

By:_____________________________    By:________________________________

Title:__________________________    Title:_____________________________

Date:___________________________    Date:______________________________


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